DANSKIN, INC. ANNOUNCES AGREEMENT FOR INVESTMENT

NEW YORK -- May 20, 1997 -- Danskin, Inc. (NASDAQ:DANS) today announced that it has entered into an agreement (the "Agreement") with Danskin Investors, LLC (the "Investor"), pursuant to which, under certain circumstances, the Investor will make an equity investment of $10,000,000 in common stock of the Company at a purchase price of $.38 per share. Danskin Investors, LLC is a company newly-formed by an investment group led by Onyx Partners, Inc. The transaction is subject to the satisfaction of substantial conditions, including the negotiation of a definitive stock purchase agreement and the conclusion of certain agreements with the Company's principal bank lender and other parties.

Danskin and the Investor will seek to negotiate a substantial restructuring of the Company's obligations under its loan and security agreement with its principal lender. The Company intends to review the Agreement with its principal lender as soon as possible.

The Agreement further provides that, if an agreement can be reached with the Company's principal lender and certain other conditions can be satisfied, at the request of the Company, the Investor will purchase up to $4,000,000 of a new series of convertible preferred stock of the Company. The new preferred stock will be convertible into Danskin common stock at a per share price of $.38. The issuance of additional common stock requires an increase in the amount of common stock presently authorized for issuance under Danskin's charter. The conversion of the new preferred stock into common stock will occur automatically upon approval by Danskin's stockholders of the increase in the amount of Danskin common stock authorized for issuance.

The Agreement also provides for an offer to all stockholders, on a pro rata basis, after closing of the transaction with the Investor, of rights to subscribe for $3,000,000 of shares of its common stock at the same per share price paid by the Investor. The Investor has agreed to stand by to purchase any shares of common stock not taken up by other stockholders of Danskin.




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Donald Schupak, Chairman of the Board, said, "Danskin has been laboring under an inflexible capital structure and working capital shortage for several years. It was not feasible to go on without a significant reduction in leverage and a significant increase in working capital. In addition, under its present loan agreement with its principal lender, the Company is required to raise at least $6,000,000 in equity by the end of August. Consummation of the Agreement with the Investor will satisfy this requirement, and will create a meaningful reduction in debt with a corresponding increase in working capital, coupled with a reasonable opportunity, under the circumstances, for current equity to participate in the future of Danskin."

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this news release are forward-looking and subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.

If the rights offering is made, a registration statement with respect to such rights will be filed with the Securities and Exchange Commission. Such rights may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these rights in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State. Each offering will be made only by means of a prospectus.

Danskin, Inc. markets and manufactures women's activewear and dancewear under the Danskin(R) and Dance France(R) trademarks and legwear under the Danskin(R), Anne Klein(R), Givenchy(R), and Round-the-Clock(R) trademarks. Danskin's Pennaco Hosiery Division is the largest manufacturer of private label hosiery sold in department stores and fine specialty stores nationwide.

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                                    Contact:    Beverly Eichel
                                                Chief Financial Officer
                                                (212) 930-9157